Exhibit 7

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE SPAR GROUP, INC., Plaintiff, v. ROBERT G. BROWN and WILLIAM H. BARTELS, Defendants. : : : : : : : : : STIPULATION OF DISMISSAL WHEREAS, on September 4, 2018, SPAR Group, Inc. (“SGRP” or the “Company”) filed its Verified Complaint in this action, which it later amended, seeking, among other things, a declaration that certain amendments to the Company’s by-laws adopted by Defendants were invalid; WHEREAS, the parties met and agreed to resolve any outstanding disputes between them by agreeing upon the amendments that would be made to the Company’s by-laws; WHEREAS, the Board of the Company thereafter met and approved the Amended and Restated By-laws of the Company attached hereto as Exhibit A; WHEREAS, the Company hereby represents to Messrs. Brown and Bartels (“Defendants”) that the Company and its subsidiaries have not, since 3 31 September 18, 2018 through the date hereof, taken any action or entered into any transaction of the type contemplated by Section 3.12 of Exhibit A hereto; WHEREAS, the parties have agreed to the mutual limited release of certain claims and causes of action asserted in this matter; WHEREAS, Mr. Bartels and counsel for Defendants has been or will be provided with a reasonable opportunity to review and comment on the form of disclosure, to be included in any Form 8-K, press release or other public disclosure filed or issued by SGRP, announcing the settlement, provided, however, that the Company retains full discretion regarding the content of any such disclosure; IT IS HEREBY STIPULATED AND AGREED, by the parties hereto that this action shall be dismissed pursuant to Court of Chancery Rule 41(a)(1)(ii), without prejudice to Defendants’ right to seek advancement and/or indemnification for their costs and expenses. 3 31 September 18, 2018 through the date hereof, taken any action or entered into any transaction of the type contemplated by Section 3.12 of Exhibit A hereto; WHEREAS, the parties have agreed to the mutual limited release of certain claims and causes of action asserted in this matter; WHEREAS, Mr. Bartels and counsel for Defendants has been or will be provided with a reasonable opportunity to review and comment on the form of disclosure, to be included in any Form 8-K, press release or other public disclosure filed or issued by SGRP, announcing the settlement, provided, however, that the Company retains full discretion regarding the content of any such disclosure; IT IS HEREBY STIPULATED AND AGREED, by the parties hereto that this action shall be dismissed pursuant to Court of Chancery Rule 41(a)(1)(ii), without prejudice to Defendants’ right to seek advancement and/or indemnification for their costs and expenses. 3 31 COLE SCHOTZ P.C. /s/ Michael F. Bonkowski Michael F. Bonkowski (#2219) Nicholas J. Brannick (#5721) G. David Dean (#6403) Bradley P. Lehman (#5921) 500 Delaware Avenue, Suite 1410 Wilmington, DE 19801 (302) 651-2002 Attorneys for Plaintiff MORRIS, NICHOLS, ARSHT & TUNNELL, LLP /s/ David J. Teklits David J. Teklits (#3221) Elizabeth A. Mullin (#6380) 1201 N. Market Street Wilmington, DE 19801 (302) 658-9200 Attorneys for Defendants Dated: January 18, 2019